Exhibit 3.1

AMENDMENT NO. 1

TO THE SECOND AMENDED AND RESTATED BYLAWS

OF

REMARK MEDIA, INC.

Section 3.07(b) of ARTICLE III of the Second Amended and Restated Bylaws of Remark Media, Inc. is hereby amended and restated in its entirety to read as follows:

“In addition to any other committees that may be established by the Board, the Corporation shall have three standing committees: the audit committee (the “Audit Committee”), the compensation committee (the “Compensation Committee”) and the nominating committee (the “Nominating Committee”).  Except as otherwise provided in the Certificate of Incorporation or these Bylaws, each such standing committee shall have such powers and authority as shall be determined by resolution of the Board.  Notwithstanding the foregoing, all members of the Audit Committee, the Compensation Committee and the Nominating Committee shall also qualify as “independent” as defined by the rules of The NASDAQ Stock Market applicable to each such committee, and members of the Audit Committee may not receive compensation from the Corporation other than for service as a board or committee member.”